EXHIBIT 4.2
                               AMENDMENT
                                  TO
                           RIGHTS AGREEMENT


     This Amendment (this "Amendment") is to the Rights Agreement (the "Rights Agreement") which was entered into as of June 21, 1989, by and between IMC Fertilizer Group, Inc., a Delaware corporation, and The First National Bank of Chicago, as Rights Agent (capitalized terms used herein without definitions have the same meanings as assigned to such terms in the Rights Agreement).

                         W I T N E S S E T H:

     WHEREAS, Section 27 of the Rights Agreements provides the Company with the sole authority to amend the Rights Agreement with respect to provisions which the Company deems necessary or desirable;

     WHEREAS, the Company desires to amend the Right Agreement so that
Section 13 thereof shall not apply to the transactions agreed to in that certain Contribution Agreement (the "Contribution Agreement") dated as of April 5, 1993, between Freeport-McMoRan Resource Partners, Limited Partnership, a Delaware limited partnership and IMC Fertilizer, Inc., a Delaware corporation attached hereto as Exhibit A; and

     WHEREAS, the Board of Directors of the Company has approved such amendment to the Rights Agreement contained herein;

     NOW, THEREFORE, the Company amends the Rights Agreement as follows:

     1. Amendment. Section 13(c) of the Rights Agreement is hereby amended as follows:

          (a) the phrase "the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries," shall be replaced by the phrase "the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earnings power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than (i) to the Company or one or more of its wholly-owned Subsidiaries, or (ii) pursuant to a contribution or other transfer of assets to IMC-Agrico Company, a Delaware general partnership to be formed pursuant to a Partnership Agreement substantially in the form attached as Exhibit A to the Contribution Agreement referred to below, as contemplated by that certain Contribution Agreement dated as of April 5, 1993 between Freeport-McMoRan Resource Partners, Limited Partnership, and IMC Fertilizer, Inc. (or to such other entity as the parties to such Contribution Agreement shall agree in accordance with the terms thereof),"

          (b) except as expressly provided in Section 1(a) above, the Rights Agreement, as heretofore amended by this Agreement, remains in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

                              IMC FERTILIZER GROUP, INC.



                              By PETER ANDRESS
                                  Name:  Peter Andress
                                  Title:  Senior Vice President



                              THE FIRST NATIONAL BANK OF
                              CHICAGO, as Rights Agent


                              By RICHARD WIENCEK
                                  Name:  Richard Wiencek
                                  Title:  Assistant Vice President